Resource Center: 1-800-732-6643
Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    August 6, 2015

Fannie Mae Reports Net Income of $4.6 Billion and Comprehensive Income of $4.4 Billion for Second Quarter 2015

•	Fannie Mae reported net income of $4.6 billion and comprehensive income of $4.4 billion for the second quarter of 2015.

•
Fannie Mae expects to pay $4.4 billion in dividends to Treasury in September 2015. With the expected September dividend payment, the company will have paid a total of $142.5 billion in dividends to Treasury. Dividend payments do not reduce prior Treasury draws, which total $116.1 billion since 2008.

•	Fannie Mae provided approximately $144 billion in liquidity to the mortgage market in the second quarter of 2015, enabling families to buy, refinance, or rent homes.

•
Fannie Mae helped distressed families retain their homes or avoid foreclosure through approximately 34,000 workout solutions in the second quarter of 2015 using a combination of Fannie Mae’s proprietary programs as well as government sponsored programs.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported net income of $4.6 billion for the second quarter of 2015 and comprehensive income of $4.4 billion. The company reported a positive net worth of $6.2 billion as of June 30, 2015 resulting in a dividend obligation to Treasury of $4.4 billion, which the company expects to pay in September 2015.
Fannie Mae’s net income of $4.6 billion and comprehensive income of $4.4 billion for the second quarter of 2015 compares to net income of $1.9 billion and comprehensive income of $1.8 billion for the first quarter of 2015. Net income increased due primarily to fair value gains, partially offset by credit-related expense, in the second quarter of 2015.
The company’s financial results for the second quarter of 2015 were affected by an increase in interest rates. Although the increase in interest rates had a positive impact on the fair value of the company’s financial instruments, the increase in interest rates had a negative impact on its credit-related expense. The negative impact on credit-related expense was partially offset by an increase in home prices during the second quarter of 2015. Also contributing to credit-related expense was the redesignation of certain nonperforming single-family loans from “held for investment” to “held for sale” in the second quarter of 2015.
Fannie Mae recognized a provision for federal income taxes of $2.2 billion for the second quarter of 2015, reflecting an effective tax rate of 32 percent.
“We reported another strong quarter of financial performance with solid revenues and an impressive book of business that only continues to improve. We have reduced the risk of our business and have made great strides in transferring credit risk to private capital to better protect taxpayers,” said Timothy J. Mayopoulos, president and chief executive officer. “We are committed to serving our customers and the market with solutions that promote simplicity and certainty. We are creating revolutionary new tools, products, and solutions – and enhancing our existing foundational resources – to support our lenders. We continue to make changes throughout our company that improve the way we work and increase the value we provide to the housing finance system.”

Second Quarter 2015 Results	1

SUMMARY OF SECOND QUARTER 2015 RESULTS

(Dollars in millions)	2Q15	1Q15	Variance	2Q15	2Q14	Variance
Net interest income	$5,677	$5,067	$610	$5,677	$4,904	$773
Fee and other income	556	308	248	556	383	173
Net revenues	6,233	5,375	858	6,233	5,287	946
Investment gains, net	514	342	172	514	483	31
Fair value gains (losses), net	2,606	(1,919)	4,525	2,606	(934)	3,540
Administrative expenses	(689)	(723)	34	(689)	(697)	8
Credit-related income
(Provision) benefit for credit losses	(1,033)	533	(1,566)	(1,033)	1,639	(2,672)
Foreclosed property (expense) income	(182)	(473)	291	(182)	214	(396)
Total credit-related (expense) income	(1,215)	60	(1,275)	(1,215)	1,853	(3,068)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(397)	(382)	(15)	(397)	(335)	(62)
Other non-interest expenses(1)	(202)	5	(207)	(202)	(238)	36
Net gains (losses) and income (expenses)	617	(2,617)	3,234	617	132	485
Income before federal income taxes	6,850	2,758	4,092	6,850	5,419	1,431
Provision for federal income taxes	(2,210)	(870)	(1,340)	(2,210)	(1,752)	(458)
Net income	4,640	1,888	2,752	4,640	3,667	973
Less: Net income attributable to noncontrolling interest	—	—	—	—	(1)	1
Net income attributable to Fannie Mae	$4,640	$1,888	$2,752	$4,640	$3,666	$974
Total comprehensive income attributable to Fannie Mae	$4,359	$1,796	$2,563	$4,359	$3,711	$648
Dividends distributed or available for distribution to senior preferred stockholder	$(4,359)	$(1,796)	$(2,563)	$(4,359)	$(3,712)	$(647)
(1)    Consists debt extinguishment gains, net and other expenses.
Net revenues, which consist of net interest income and fee and other income, were $6.2 billion for the second quarter of 2015, compared with $5.4 billion for the first quarter of 2015.
Net interest income, which includes guaranty fee revenue, was $5.7 billion for the second quarter of 2015 compared with $5.1 billion for the first quarter of 2015. Net interest income for the second quarter was driven by guaranty fee revenue, including amortization income from prepayments, and interest income earned on mortgage assets in the company’s retained mortgage portfolio.
An increasing portion of Fannie Mae’s net interest income in recent years has been derived from guaranty fees rather than from interest income earned on the company’s retained mortgage portfolio assets. This is a result of both the impact of guaranty fee increases implemented in 2012 and the shrinking of the retained mortgage portfolio. The company estimates that a majority of its net interest income for the second quarter of 2015 was derived from guaranty fees on loans underlying its Fannie Mae MBS. The company expects that guaranty fees will continue to account for an increasing portion of its net interest income.

Second Quarter 2015 Results	2

Net fair value gains were $2.6 billion in the second quarter of 2015, compared with losses of $1.9 billion in the first quarter of 2015. Fair value gains for the second quarter of 2015 were due primarily to increases in longer-term interest rates positively impacting the value of the company’s risk management derivatives. The estimated fair value of the company’s financial instruments may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage spreads, implied volatility, and activity related to these financial instruments.
Credit-related expense, which consists of a provision for credit losses and foreclosed property expense, was $1.2 billion in the second quarter of 2015, compared with credit-related income of $60 million in the first quarter of 2015. The shift to credit-related expense in the second quarter of 2015 from credit-related income in the first quarter of 2015 was due primarily to an increase in the company’s provision for credit losses due to increased mortgage interest rates during the second quarter of 2015. Due to the rise in mortgage interest rates, the company expects a decline in future prepayments on individually impaired loans, including modified loans. Lower expected prepayments lengthen the expected lives of modified loans, which increases the impairment related to concessions provided on these loans and results in an increase in the provision for credit losses. The negative impact from the increase in interest rates was partially offset by a positive impact from an increase in home prices during the second quarter of 2015. Also contributing to credit-related expense was the redesignation of certain nonperforming single-family loans from “held for investment” to “held for sale” in the second quarter of 2015. These loans were adjusted to the lower of cost or fair value, which negatively impacted the company’s provision for credit losses by approximately $500 million. The change in intent is aligned with the company’s plan to complete additional sales of nonperforming loans by building these sales into a programmatic offering.

Second Quarter 2015 Results	3

VARIABILITY OF FINANCIAL RESULTS
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, the company expects its earnings in 2015 and future years will be substantially lower than its earnings for 2014, due primarily to the company’s expectation of substantially lower income from resolution agreements, continued declines in net interest income from its retained mortgage portfolio assets, and lower credit-related income or a shift to credit-related expense. In addition, certain factors, such as changes in interest rates or home prices, could result in significant volatility in the company’s financial results from quarter to quarter or year to year. Fannie Mae’s future financial results also will be affected by a number of other factors, including: the company’s guaranty fee rates; the volume of single-family mortgage originations in the future; the size, composition, and quality of its retained mortgage portfolio and guaranty book of business; and economic and housing market conditions. The company’s expectations for its future financial results do not take into account the impact on its business of potential future legislative or regulatory changes, which could have a material impact on the company’s financial results, particularly the enactment of housing finance reform legislation. For additional information on factors that affect the company’s financial results, please refer to “Executive Summary” in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015 (the “Second Quarter 2015 Form 10-Q”).

Second Quarter 2015 Results	4

SUMMARY OF SECOND QUARTER 2015 BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s goals of providing liquidity to the market, expanding access to credit, and helping the U.S. housing market recover.

(Dollars in millions)	2Q15	1Q15	Variance	2Q15	2Q14	Variance
Single-Family Segment:
Guaranty fee income(1)	$3,092	$3,040	$52	$3,092	$2,893	$199
Credit-related (expense) income	(1,238)	(7)	(1,231)	(1,238)	1,781	(3,019)
TCCA fees(1)	(397)	(382)	(15)	(397)	(335)	(62)
Other expense, net(2)	(412)	(539)	127	(412)	(512)	100
Income before federal income taxes	1,045	2,112	(1,067)	1,045	3,827	(2,782)
Provision for federal income taxes	(419)	(581)	162	(419)	(1,133)	714
Net income	$626	$1,531	$(905)	$626	$2,694	$(2,068)
Multifamily Segment:
Guaranty fee income	$357	$340	$17	$357	$317	$40
Credit-related income	23	67	(44)	23	72	(49)
Other(3)	27	146	(119)	27	(4)	31
Income before federal income taxes	407	553	(146)	407	385	22
Provision for federal income taxes	(41)	(70)	29	(41)	(9)	(32)
Net income	$366	$483	$(117)	$366	$376	$(10)
Capital Markets Segment:
Net interest income	$1,513	$1,602	$(89)	$1,513	$1,917	$(404)
Investment gains, net	1,562	1,509	53	1,562	1,648	(86)
Fair value gains (losses), net	2,555	(1,970)	4,525	2,555	(1,098)	3,653
Other(4)	(230)	(323)	93	(230)	(308)	78
Income before federal income taxes	5,400	818	4,582	5,400	2,159	3,241
Provision for federal income taxes	(1,750)	(219)	(1,531)	(1,750)	(610)	(1,140)
Net income	$3,650	$599	$3,051	$3,650	$1,549	$2,101

(1)
Consists of the impact of a 10 basis point guaranty fee increase implemented pursuant to the Temporary Payroll Tax Cut Continuation Act of 2011 (the “TCCA”), the incremental revenue from which must be remitted to Treasury. The resulting revenue is included in guaranty fee income and the expense is recognized in “TCCA fees.”

(2)    Consists primarily of administrative expenses and fee and other income.
(3)     Consists primarily of gains from partnership investments, administrative expenses, and fee and other income.
(4)    Consists primarily of guaranty fee expense, administrative expenses, and fee and other income.
Single-Family Business

•
Single-Family net income was $626 million in the second quarter of 2015, compared with $1.5 billion in the first quarter of 2015. Net income in the second quarter of 2015 was driven primarily by guaranty fee income, offset by credit-related expense.

•
Single-Family guaranty fee income was $3.1 billion in the second quarter of 2015, compared with $3.0 billion in the first quarter of 2015. Single-Family guaranty fee income increased in the second quarter of 2015 compared with the first quarter of 2015 as loans with higher guaranty fees have become a

Second Quarter 2015 Results	5

larger part of the company’s Single-Family guaranty book of business due to the cumulative impact of guaranty fee price increases implemented in 2012. The Single-Family guaranty book of business was $2.83 trillion as of June 30, 2015, compared with $2.84 trillion as of March 31, 2015.

•
Single-Family credit-related expense was $1.2 billion in the second quarter of 2015, compared with $7 million in the first quarter of 2015. The increase in credit-related expense in the second quarter of 2015 from the first quarter of 2015 was due primarily to an increase in the company’s provision for credit losses due to increased mortgage interest rates during the second quarter of 2015. This was partially offset by a benefit for credit losses due to an increase in home prices during the second quarter of 2015. Also contributing to credit-related expense was the redesignation of certain nonperforming single-family loans from “held for investment” to “held for sale” in the second quarter of 2015. These loans were adjusted to the lower of cost or fair value, which negatively impacted the company’s provision for credit losses.

Multifamily Business

•
Multifamily net income was $366 million in the second quarter of 2015, compared with $483 million in the first quarter of 2015. Multifamily net income in the second quarter of 2015 was driven primarily by guaranty fee income. The decrease in Multifamily net income in the second quarter of 2015 compared with the first quarter of 2015 was due to lower gains on sales of partnership investments.

•
Multifamily guaranty fee income was $357 million for the second quarter of 2015, compared with $340 million for the first quarter of 2015. Multifamily guaranty fee income increased in the second quarter of 2015 compared with the first quarter of 2015 as loans with higher guaranty fees have become a larger part of the company’s Multifamily guaranty book of business, while loans with lower guaranty fees continue to liquidate.

•	The Multifamily guaranty book of business was $213.2 billion as of June 30, 2015, compared with $206.7 billion as of March 31, 2015.
Capital Markets

•
Capital Markets net income was $3.7 billion in the second quarter of 2015, compared with $599 million in the first quarter of 2015. Net income in the second quarter of 2015 was driven primarily by fair value gains, investment gains, and net interest income.

•
Capital Markets net fair value gains were $2.6 billion in the second quarter of 2015, compared with net fair value losses of $2.0 billion in the first quarter of 2015. Net fair value gains for the second quarter of 2015 were due primarily to fair value gains on risk management derivatives driven by increases in longer-term interest rates during the quarter.

•
Capital Markets net investment gains were $1.6 billion in the second quarter of 2015, compared with $1.5 billion in the first quarter of 2015. Net investment gains for the second quarter of 2015 were due primarily to the sale of mortgage-related securities during the quarter.

•
Capital Markets net interest income was $1.5 billion for the second quarter of 2015, compared with $1.6 billion for the first quarter of 2015. Net interest income was driven primarily by interest earned on the retained mortgage portfolio.

•
Capital Markets retained mortgage portfolio balance decreased to $390.3 billion as of June 30, 2015, compared with $411.7 billion as of March 31, 2015, resulting from purchases of $69.7 billion and sales and liquidations of $91.1 billion during the second quarter of 2015.

Second Quarter 2015 Results	6

BUILDING A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae continues to invest significant resources toward helping to maintain a safer and sustainable housing finance system for today and build a safer and sustainable housing finance system for the future. The company is pursuing the strategic goals identified by its conservator, the Federal Housing Finance Agency (“FHFA”). These strategic goals are: maintain, in a safe and sound manner, credit availability and foreclosure prevention activities for new and refinanced mortgages to foster liquid, efficient, competitive, and resilient national housing finance markets; reduce taxpayer risk through increasing the role of private capital in the mortgage market; and build a new single-family securitization infrastructure for use by Fannie Mae and Freddie Mac and adaptable for use by other participants in the secondary market in the future.
ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through June 30, 2015, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $138.2 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.

Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the third quarter of 2015 calculated based on the company’s net worth of $6.2 billion as of June 30, 2015 less a capital reserve amount of $1.8 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal

Second Quarter 2015 Results	7

quarter exceeds an applicable capital reserve amount. The capital reserve amount is $1.8 billion for each quarter of 2015 and will be reduced by $600 million each year until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion. If the company were to draw additional funds from Treasury under the agreement in a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw. Dividend payments Fannie Mae makes to Treasury do not restore or increase the amount of funding available to the company under the agreement.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2014.
CREDIT QUALITY
While continuing to make it possible for families to buy, refinance, or rent homes, Fannie Mae has maintained responsible credit standards. Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. Fannie Mae actively monitors on an ongoing basis the credit risk profile and credit performance of the company’s single-family loan acquisitions, in conjunction with housing market and economic conditions, to determine if its pricing, eligibility, and underwriting criteria accurately reflects the risk associated with loans the company acquires or guarantees. Single-family conventional loans acquired by Fannie Mae in the first six months of 2015 had a weighted average borrower FICO credit score at origination of 749 and a weighted average original loan-to-value ratio of 74 percent.
Fannie Mae’s single-family conventional guaranty book of business as of June 30, 2015 consisted of single-family loans acquired prior to 2009; non-Refi PlusTM loans acquired beginning in 2009; loans acquired through the Administration’s Home Affordable Refinance Program® (“HARP®”); and other loans acquired pursuant to the company’s Refi Plus initiative, excluding HARP loans. The company’s Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high loan-to-value ratios, including loans with loan-to-value ratios in excess of 100 percent.

Second Quarter 2015 Results	8

The single-family serious delinquency rate for Fannie Mae’s book of business has decreased for 21 consecutive quarters since the first quarter of 2010, and was 1.66 percent as of June 30, 2015, compared with 5.47 percent as of March 31, 2010. This decrease is primarily the result of home retention solutions, foreclosure alternatives and completed foreclosures, improved loan payment performance, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009. Although Fannie Mae’s single-family serious delinquency rate has decreased, and is expected to continue to decrease, the company expects the number of single-family loans in its book of business that are seriously delinquent to remain above pre-2008 levels for years. The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively impacted by the length of time required to complete a foreclosure in some states. High levels of foreclosures, changes in state foreclosure laws, new federal and state servicing requirements imposed by regulatory actions and legal settlements, and the need for servicers to adapt to these changes have lengthened the time it takes to foreclose on a mortgage loan in a number of states, particularly in New York, Florida, and New Jersey. Other factors such as the pace of loan modifications, the timing and volume of future sales the company makes of non-performing loans, changes in home prices, unemployment levels, and other macroeconomic conditions also influence serious delinquency rates.
Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, decreased to $32.1 billion as of June 30, 2015 from $32.9 billion as of March 31, 2015. Although the company’s loss reserves have declined substantially from their peak and are expected to decline further, the company expects its loss reserves will remain elevated relative to the levels experienced prior to the 2008 housing crisis for an extended period because (1) the company expects future defaults on loans that it acquired prior to 2009 and the resulting charge-offs will occur over a period of years and (2) a significant portion of the company’s reserves represents concessions granted to borrowers upon modification of their loans and its reserves will continue to reflect these concessions until the loans are fully repaid or default.

Second Quarter 2015 Results	9

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae provided approximately $144 billion in liquidity to the mortgage market in the second quarter of 2015, through its purchases of loans and guarantees of loans and securities, which resulted in approximately:

•	229,000 home purchases

•	344,000 mortgage refinancings

•	181,000 units of multifamily housing
The company remained the largest single issuer of single-family mortgage-related securities in the secondary market in the second quarter of 2015, with an estimated market share of new single-family mortgage-related securities issuances of 37 percent, compared with 40 percent in the first quarter of 2015 and 39 percent in the second quarter of 2014.

Second Quarter 2015 Results	10

Fannie Mae also remained a continuous source of liquidity in the multifamily market. As of March 31, 2015 (the latest date for which information is available), the company owned or guaranteed approximately 19 percent of the outstanding debt on multifamily properties.
Refinancing Initiatives
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 59,000 loans in the second quarter of 2015. Refinancings delivered to Fannie Mae through Refi Plus in the second quarter of 2015 reduced borrowers’ monthly mortgage payments by an average of $183. The company expects the volume of refinancings under HARP to continue to decline, due to a decrease in the population of borrowers with loans that have high LTV ratios who are willing to refinance and would benefit from refinancing.
Home Retention Solutions and Foreclosure Alternatives
To reduce the credit losses Fannie Mae ultimately incurs on its book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications.

	For the Six Months Ended June 30,
	2015		2014
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention strategies:
Modifications	$8,800	52,914	$11,584	68,054
Repayment plans and forbearances completed	476	3,423	511	3,884
Total home retention strategies	9,276	56,337	12,095	71,938
Foreclosure alternatives:
Short sales	1,610	7,781	2,760	13,347
Deeds-in-lieu of foreclosure	629	4,004	996	6,296
Total foreclosure alternatives	2,239	11,785	3,756	19,643
Total loan workouts	$11,515	68,122	$15,851	91,581
Loan workouts as a percentage of single-family guaranty book of business	0.81%	0.79%	1.11%	1.05%

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Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives.

•	Fannie Mae provided approximately 34,000 loan workouts during the second quarter of 2015 enabling borrowers to avoid foreclosure.

•	Fannie Mae completed approximately 26,000 loan modifications during the second quarter of 2015.
FORECLOSURES AND REO
When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Six Months Ended June 30,
	2015	2014
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	87,063	103,229
Total properties acquired through foreclosure	44,161	63,574
Dispositions of REO	(62,507)	(70,007)
End of period inventory of single-family foreclosed properties (REO)	68,717	96,796
Carrying value of single-family foreclosed properties (dollars in millions)	$7,997	$10,347
Single-family foreclosure rate	0.51%	0.73%

•	Fannie Mae acquired 19,845 single-family REO properties, primarily through foreclosure, in the second quarter of 2015, compared with 24,316 in the first quarter of 2015.

•
As of June 30, 2015, the company’s inventory of single-family REO properties was 68,717, compared with 79,319 as of March 31, 2015. The carrying value of the company’s single-family REO was $8.0 billion as of June 30, 2015.

•
The company’s single-family foreclosure rate was 0.51 percent for the six months ended June 30, 2015. This reflects the annualized total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

Fannie Mae’s financial statements for the second quarter of 2015 are available in the accompanying Annex; however, investors and interested parties should read the company’s Second Quarter 2015 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s Web site, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its Second Quarter 2015 Form 10-Q. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2015 Second Quarter Credit Supplement” at www.fanniemae.com.

# # #

Second Quarter 2015 Results	12

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: its future dividend payments to Treasury; the level and sources of its future revenues; the company’s plans for future sales of nonperforming loans; the company’s future profitability; the level of the company’s earnings in 2015 and future years as compared with 2014; the drivers of the expected decline in the company’s earnings in 2015 and future years; the factors that will affect the company’s future financial results; the company’s future single-family serious delinquency rates; the future volume of its HARP refinancings; the future fair value of the company’s securities and derivatives; the company’s future loss reserves; and the impact of the company’s actions to reduce credit losses. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors, including future interest rates and home prices, the future performance of its loans and the future guaranty fee rates applicable to the loans the company acquires. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes; unemployment rates; other macroeconomic and housing market variables; the company’s future serious delinquency rates; the company’s future guaranty fee pricing, and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability, borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loan; the volume of loans it modifies; the effectiveness of its loss mitigation strategies and activities; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming loan sales and their impact on the company’s results and serious delinquency rates; management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as a requirement that the company implement a principal forgiveness program or the enactment of housing finance reform legislation; the company’s reliance on and future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, as its conservator or as its regulator, such as changes in the type of business the company does or the implementation of a single GSE security; the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve, including any change in the Federal Reserve’s policy toward the reinvestment of principal payments of mortgage-backed securities or any future sales of such securities; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; global political risk; natural disasters, terrorist attacks, pandemics, or other major disruptive events; information security breaches; and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2014 and the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015, and elsewhere in this release.

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Visit us at www.fanniemae.com/progress

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Second Quarter 2015 Results	13

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions, except share amounts)

	As of
	June 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$19,313	$22,023
Restricted cash (includes $33,047 and $27,515, respectively, related to consolidated trusts)	37,388	32,542
Federal funds sold and securities purchased under agreements to resell or similar arrangements	22,010	30,950
Investments in securities:
Trading, at fair value	34,864	31,504
Available-for-sale, at fair value (includes $419 and $596, respectively, related to consolidated trusts)	24,161	30,654
Total investments in securities	59,025	62,158
Mortgage loans:
Loans held for sale, at lower of cost or fair value	4,563	331
Loans held for investment, at amortized cost:
Of Fannie Mae	250,872	272,360
Of consolidated trusts (includes $14,981 and $15,629, respectively, at fair value)	2,787,893	2,782,344
Total loans held for investment	3,038,765	3,054,704
Allowance for loan losses	(31,150)	(35,541)
Total loans held for investment, net of allowance	3,007,615	3,019,163
Total mortgage loans	3,012,178	3,019,494
Accrued interest receivable, net (includes $7,306 and $7,169, respectively, related to consolidated trusts)	8,039	8,193
Acquired property, net	8,506	10,618
Deferred tax assets, net	39,803	42,206
Other assets	19,138	19,992
Total assets	$3,225,400	$3,248,176
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,160 and $8,282, respectively, related to consolidated trusts)	$10,011	$10,232
Federal funds purchased and securities sold under agreements to repurchase	—	50
Debt:
Of Fannie Mae (includes $8,861 and $6,403, respectively, at fair value)	425,085	460,443
Of consolidated trusts (includes $22,885 and $19,483, respectively, at fair value)	2,773,484	2,761,712
Other liabilities (includes $445 and $503, respectively, related to consolidated trusts)	10,661	12,019
Total liabilities	3,219,241	3,244,456
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,082,750 shares outstanding	687	687
Accumulated deficit	(124,807)	(127,618)
Accumulated other comprehensive income	1,360	1,733
Treasury stock, at cost, 150,679,953 shares	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	6,118	3,680
Noncontrolling interest	41	40
Total equity	6,159	3,720
Total liabilities and equity	$3,225,400	$3,248,176

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2015 Form 10-Q

Second Quarter 2015 Results	14

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2015	2014	2015	2014
Interest income:
Trading securities	$116	$143	$231	$270
Available-for-sale securities	294	414	670	854
Mortgage loans (includes $24,267 and $25,533, respectively, for the three months ended and $48,889 and $51,487, respectively, for the six months ended related to consolidated trusts)	26,682	28,165	53,726	56,753
Other	34	24	67	48
Total interest income	27,126	28,746	54,694	57,925
Interest expense:
Short-term debt	33	21	62	41
Long-term debt (includes $19,528 and $21,692, respectively, for the three months ended and $40,043 and $43,768, respectively, for the six months ended related to consolidated trusts)	21,416	23,821	43,888	48,242
Total interest expense	21,449	23,842	43,950	48,283
Net interest income	5,677	4,904	10,744	9,642
(Provision) benefit for credit losses	(1,033)	1,639	(500)	2,413
Net interest income after (provision) benefit for credit losses	4,644	6,543	10,244	12,055
Investment gains, net	514	483	856	578
Fair value gains (losses), net	2,606	(934)	687	(2,124)
Debt extinguishment gains, net	3	38	11	38
Fee and other income	556	383	864	4,738
Non-interest income (loss)	3,679	(30)	2,418	3,230
Administrative expenses:
Salaries and employee benefits	331	319	682	644
Professional services	251	275	522	517
Occupancy expenses	43	47	86	97
Other administrative expenses	64	56	122	111
Total administrative expenses	689	697	1,412	1,369
Foreclosed property expense (income)	182	(214)	655	(476)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	397	335	779	657
Other expenses, net	205	276	208	407
Total expenses	1,473	1,094	3,054	1,957
Income before federal income taxes	6,850	5,419	9,608	13,328
Provision for federal income taxes	(2,210)	(1,752)	(3,080)	(4,336)
Net income	4,640	3,667	6,528	8,992
Other comprehensive (loss) income:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(280)	45	(371)	417
Other	(1)	—	(2)	—
Total other comprehensive (loss) income	(281)	45	(373)	417
Total comprehensive income	4,359	3,712	6,155	9,409
Less: Comprehensive income attributable to noncontrolling interest	—	(1)	—	(1)
Total comprehensive income attributable to Fannie Mae	$4,359	$3,711	$6,155	$9,408
Net income	$4,640	$3,667	$6,528	$8,992
Less: Net income attributable to noncontrolling interest	—	(1)	—	(1)
Net income attributable to Fannie Mae	4,640	3,666	6,528	8,991
Dividends available for distribution to senior preferred stockholder	(4,359)	(3,712)	(6,155)	(9,404)
Net income (loss) attributable to common stockholders	$281	$(46)	$373	$(413)
Earnings (loss) per share:
Basic	0.05	(0.01)	0.06	(0.07)
Diluted	0.05	(0.01)	0.06	(0.07)
Weighted-average common shares outstanding:
Basic	5,762	5,762	5,762	5,762
Diluted	5,893	5,762	5,893	5,762
See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2015 Form 10-Q

Second Quarter 2015 Results	15

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in millions)

	For the Six Months Ended June 30,
	2015	2014
Net cash (used in) provided by operating activities	$(1,506)	$3,420
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	484	681
Proceeds from sales of trading securities held for investment	992	1,188
Proceeds from maturities and paydowns of available-for-sale securities	2,279	3,022
Proceeds from sales of available-for-sale securities	5,311	1,740
Purchases of loans held for investment	(98,042)	(55,843)
Proceeds from repayments and sales of loans acquired as held for investment of Fannie Mae	12,853	12,840
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	259,429	177,527
Net change in restricted cash	(4,846)	(592)
Advances to lenders	(62,110)	(42,545)
Proceeds from disposition of acquired property and preforeclosure sales	11,384	13,471
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	8,940	22,275
Other, net	(65)	(349)
Net cash provided by investing activities	136,609	133,415
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	213,648	165,337
Payments to redeem debt of Fannie Mae	(249,610)	(217,988)
Proceeds from issuance of debt of consolidated trusts	167,880	113,448
Payments to redeem debt of consolidated trusts	(265,969)	(183,124)
Payments of cash dividends on senior preferred stock to Treasury	(3,716)	(12,882)
Other, net	(46)	(7)
Net cash used in financing activities	(137,813)	(135,216)
Net (decrease) increase in cash and cash equivalents	(2,710)	1,619
Cash and cash equivalents at beginning of period	22,023	19,228
Cash and cash equivalents at end of period	$19,313	$20,847
Cash paid during the period for:
Interest	$52,679	$53,594
Income taxes	370	2,475

See Notes to Condensed Consolidated Financial Statements in the Second Quarter 2015 Form 10-Q

Second Quarter 2015 Results	16